Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 10, 2008, with respect to the consolidated financial statements of Pilgrim’s Pride Corporation included in the Registration Statement (Form S-1) and related Prospectus of JBS USA Holdings, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

October 30, 2009